EXHIBIT 11.1

                              EMCARE HOLDINGS INC.

                       COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)


                             Three Months Ended           Six Months Ended
                                  June 30,                    June 30,
                         -------------------------- ----------------------------
                               1996          1995         1996           1995
                         ------------  ------------ ------------  --------------
  Primary:
  Weighted average
   number of common
   shares outstanding
   during the period           8,170         7,831        8,108           7,685
  Weighted average
   shares issuable
   upon exercise of
   outstanding stock
   options using the
   "treasury stock" method       445           477          416             425
                                 ---           ---          ---             ---
  Weighted average shares
   outstanding                 8,615         8,308        8,524           8,110
                               =====         =====        =====           =====
  Net income                  $2,577        $2,147       $4,912          $4,163
                              ======        ======       ======          ======
     Net income per share     $ 0.30        $ 0.26       $ 0.58          $ 0.51
                              ======        ======       ======          ======